Exhibit 99.1

FOR IMMEDIATE RELEASE

September 8, 2014

NTN Buzztime, Inc. Announces Management Changes

CARLSBAD, Calif., September 8, 2014 — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced that Kendra Berger has resigned as the Company’s Chief Financial Officer effective September 5, 2014, however, Ms. Berger will continue to provide transition and support services through December 31, 2014. Effective September 8, 2014, Sandra Gurrola, the Company’s current Controller, will be promoted to Vice President of Finance and serve as the principal accounting officer for financial reporting purposes. Ms. Gurrola, 47, joined the Company in November of 2009 as the Director of Accounting and has continued to escalate in her role and responsibilities since that time. Ms. Gurrola has over 15 years of accounting and financial reporting experience in leadership roles for publicly traded companies.

The Company also announced the appointment of David Mandel as the Chief Legal Officer and Head of Corporate Affairs. In this leadership role, Mr. Mandel, 50, will be responsible for legal and risk management, corporate development and corporate governance. He will also serve as the Company’s Corporate Secretary.

Mr. Mandel brings with him 25 years of business and legal experience with technology driven businesses. He comes to the Company from his private practice advising diverse clients. Mr. Mandel was a founding member of Leap Wireless International, where he helped launch the North American carrier business, led deals for the development and acquisition of new media technology businesses and was instrumental in creating a global wireless telecommunications service provider. Prior to joining Leap, he served as Legal Counsel for QUALCOMM Wireless Business Solutions and was General Counsel and Head of Strategic Development at Teltech Communications.

“On behalf of the entire Company and our Board of Directors, we would like to thank Kendra for all of her contributions to our company during her many years of service. We look forward to Kendra’s on-going contributions throughout the upcoming transition process and wish her the best of luck in her personal and professional initiatives,” said Chairman and CEO Jeff Berg. “Sandra has consistently demonstrated her leadership and financial management abilities in her current role and we are confident that with her track record and experience with Buzztime she will be a strong asset as she transitions to a senior management role."

“We have had the pleasure of working with David related to important aspects of our business including key partnerships, intellectual property matters and business practice improvements over the past two years on a consulting basis. We are excited to bring him and his business oriented approach to problem solving to the Company in a full time expanded leadership role during this exciting juncture in the Company’s history” continued Mr. Berg.

1

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations, including but not limited to statements about the company’s continued transformation and the company’s growth plans. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and, except as required by law, NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools. With over 5 million player registrations on the Buzztime platform and over 50 million games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants can turn casual visitors into regulars, and give guests a reason to stay longer. For the most up-to-date information on NTN Buzztime, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

2